Exhibit 99.1

FOR IMMEDIATE RELEASE:

LABOR READY TO REDEEM CONVERTIBLE NOTES

TACOMA, WA, April 20, 2005—Labor Ready, Inc. (NYSE: LRW) will call on April 21, 2005 for redemption of all of its outstanding 6.25 percent Convertible Subordinated Notes due 2007 (the “Notes”) based on the stock price exceeding certain thresholds.  The aggregate principal amount of the Notes outstanding is $70 million.  Based on the closing price of its Common Stock on the NYSE as of April 20, 2005, Labor Ready expects Note holders will choose to convert their Notes into Common Stock rather than accept redemption.

On June 20, 2005, the Notes will be redeemed for cash at 100 percent of the principal amount plus accrued interest.  Alternatively, a holder may convert the Notes into Common Stock at a conversion price of $7.26, or approximately 137.7 shares per $1,000 principal amount of Notes, provided the holder makes the election to convert on or before 5:00 p.m. (EST) on June 16, 2005.  Pursuant to the terms of the Notes, only those Note holders that convert on June 15 or June 16, 2005 will receive accrued interest on their Notes.

If all of the Notes are converted, Labor Ready will issue approximately 9.6 million additional shares of Common Stock increasing the total shares outstanding to approximately 52.5 million.  The Notes have been accounted for on an “as if converted” basis and included in the computation of diluted net income per share since their issuance in 2002.  Consequently, issuance of the shares will not be further dilutive to net income per share guidance issued on April 20, 2005.

The Bank of New York Trust Company, N.A., is mailing a Notice of Redemption to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedure for redeeming or converting the Notes can be obtained from The Bank of New York Trust Company, N.A., by calling 213-630-6176.

This news release contains forward-looking statements regarding Labor Ready’s belief that its Note holders will convert their Notes into Common Stock.  While management will make its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause Labor Ready’s actual results to vary materially. Risk factors include the possibility that Labor Ready’s Common Stock price could decrease substantially, affecting the decisions of the Note holders as to whether to convert the Notes prior to redemption.  If this were to happen, Labor Ready would be required to redeem the Notes in cash.  Labor Ready is exposed to certain risks and uncertainties, which are described in our filings with the Securities and Exchange Commission, including the Report on Form 10-K filed March 11, 2005.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving more than 300,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing.

Annually, Labor Ready puts more than 600,000 people to work. Labor Ready operates more than 830 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Corporate Communications

253-680-8291